POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

Registration No. 333-102050

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2675536
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

475 Half Day Road, Suite 500

Lincolnshire, Illinois 60069

(Address of Principal Executive Offices)(Zip Code)

Zebra Technologies Corporation Profit Sharing and Savings Plan

(Full Title of the Plan)

Zebra Technologies Corporation

475 Half Day Road, Suite 500

Lincolnshire, Illinois 60069

Attention: Jim Kaput

(847) 643-6700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

Zebra Technologies Corporation (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-102050) with the Securities and Exchange Commission on December 20, 2002. Of the 812,000 shares of Class A Common Stock, par value $0.01 per share (“Common Stock”), of the Company registered at that time, 75,000 shares of Common Stock were registered with respect to Zebra Technologies Corporation Profit Sharing and Savings Plan (the “Plan”), including an indeterminate amount of plan interests.

The Plan has terminated the option to invest in shares of Common Stock under the Plan. Any investments of Plan accounts in Common Stock are frozen such that participants in the Plan may only liquidate the Common Stock. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock registered with respect to the Plan and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lincolnshire, State of Illinois, on this 9th day of June, 2010.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Jim L. Kaput
Jim L. Kaput
Senior Vice President and General Counsel

Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lincolnshire, State of Illinois, on this 9th day of June, 2010.

Zebra Technologies Corporation Profit Sharing and Savings Plan

/s/ Jim L. Kaput	Administrator
Jim L. Kaput